 Exhibit 30(n)(3)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Protective Life and Annuity Insurance Company:

We consent to the use of our report dated April 14, 2021, with respect to the statutory financial statements of Protective Life and Annuity Insurance Company as of December 31, 2020 and 2019, and for the years then ended, and financial statement schedules I and IV, incorporated by reference in the Statement of Additional Information, which is part of this registration statement on Form N-6 and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.

Our report dated April 14, 2021, states that the Company prepared its financial statements using statutory accounting practices prescribed or permitted by the Alabama Department of Insurance, which is a basis of accounting other than U.S. generally accepted accounting principles. Accordingly, our report states that the Company’s financial statements are not intended to be and, therefore, are not presented fairly in accordance with U.S. generally accepted accounting principles and further states that those financial statements are presented fairly, in all material respects, in accordance with statutory accounting practices prescribed or permitted by the Alabama Department of Insurance.

  /s/ KPMG LLP

Birmingham, Alabama
September 20, 2021